Exhibit 15.4

The Board of Directors

HSBC Holdings plc

February 27, 2013

I, Jennifer Jakubowski, consent to be named as valuation actuary of the HSBC North America (US) Retirement Income Plan in the 2012 Annual Report on Form 20-F of HSBC Holdings plc and inclusion of references to me under the heading “Experts” in the registration statements (nos. 333-10474, 333-92024, 333-102027, 333-103887, 333-104203, 333-109288, 333-113427, 333-127327, 333-126531, 333-135007, 333-143639, 333-145859, 333-155338, 333-158054, 333-158065, 333-162565, 333-170525, 333-176732, 333-180288 and 333-183806).

Sincerely,

/s/ Jennifer Jakubowski
Jennifer Jakubowski, FSA, MAAA
Enrolled Actuary No. 11-07236